Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES THAT LYNN SIMON, MD,

PRESIDENT, HEALTHCARE INNOVATION AND CHIEF MEDICAL OFFICER,

WILL RETIRE AND TRANSITION INTO A CONSULTING ROLE AT THE END OF THE YEAR

FRANKLIN, Tenn. (September 11, 2024) - Community Health Systems, Inc. (NYSE: CYH) announced today that Lynn Simon, MD, President, Healthcare Innovation and Chief Medical Officer, will retire from her current executive management position at the end of the year and transition into a consulting arrangement effective January 1, 2025. Under the terms of her consulting agreement, Dr. Simon will continue to advise the Company’s management team regarding innovation in healthcare, and will continue to identify, evaluate and facilitate potential new partnerships and emerging capabilities for the organization.

Simon joined Community Health Systems (CHS) in 2010 and has served as Chief Medical Officer since 2017. During her 14-year career at CHS, Simon’s broad areas of responsibility have included every aspect of clinical operations.

Among her many accomplishments at CHS, Simon established one of the first AHRQ-certified Patient Safety Organizations (PSO) along with the framework, expectations, and tools that helped achieve a 90% reduction in the serious safety event rate over the past decade. Simon developed CHS’ proprietary Transfer Center, creating round the clock access to help hospitals inside and outside of the CHS organization facilitate prompt and safe patient transfers between facilities ensuring patients quickly receive the services and level of care needed. Simon also led the development of the CHS Patient Access Center, which provides centralized scheduling for patient appointments into primary care practices. The Transfer Center and Patient Access Center have been key to creating better access to health services and driving growth at CHS-affiliated health systems.

In early 2023, Simon assumed a new executive leadership role designed to accelerate innovation across CHS. Simon has forged relationships and implemented technologies that are improving care delivery, creating better patient experiences, streamlining workflows, and improving the work experience for clinicians and support teams. Some of these advancements include implementation of a remote patient monitoring program for people with chronic conditions that currently serves more than 14,000 people, a virtual patient sitting program that is designed to provide 24/7 monitoring to help protect hospitalized patients at high risk for falls, a maternal-fetal early warning system that uses AI to improve safety in childbirth, and a partnership with Mark Cuban Cost Plus Drugs that is addressing drug shortages and the rising costs of pharmaceuticals used in hospital settings.

Commenting on today’s announcement Tim L. Hingtgen, Chief Executive Officer of Community Health Systems, Inc., said, “Lynn’s numerous contributions across the CHS organization and over many years have positively affected patient care and clinical outcomes, improved the experience of our clinicians, advanced our culture in meaningful ways, and will have long-lasting and significant impact. I am so grateful for her leadership and look forward to working with her more in the years ahead.”

As part of a long-term succession plan, Miguel Benet, MD, Executive Vice President of Clinical Operations, will become the Company’s President of Clinical Operations and Chief Medical Officer beginning in 2025. Dr. Benet currently oversees all of the Company’s clinical services and operations, including emergency

-MORE-

Exhibit 99.1

medicine, surgical services, cardiovascular care, obstetrics and other service lines, clinical research, nursing, pharmacy services, data science and AI, clinical process improvements, care management, clinical documentation and utilization review, physician coding and documentation, Graduate Medical Education programs, and a broad range of initiatives to advance safety, quality and clinical outcomes.

Hingtgen said, “Miguel is an extremely accomplished clinical and operational leader who is highly regarded by physicians, nurses, health system administrators, and his colleagues at CHS. He is a solutions-oriented leader whose unique perspectives already are advancing clinical care in our health systems. CHS will continue to benefit from Miguel’s expertise and commitment to the future of medicine as he assumes the role of President of Clinical Operations and Chief Medical Officer next year.”

In addition to her consulting role at CHS, Simon plans to remain involved in the healthcare industry with a continuing focus on innovation. Simon has cultivated relationships with venture capital firms, start-up companies, and others who are creating new solutions for healthcare. In addition, she looks forward to focusing on current and potential future board and advisory opportunities. Simon serves on the board of directors for Ascend Learning, ForeFront Dermatology, and Cadence. Simon has received numerous awards and recognitions, including being named to Modern Healthcare’s lists of the Top Healthcare Innovators, 50 Most Influential Physician Executives and Leaders, and the Top 25 Women in Healthcare.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 39 distinct markets across 15 states. The Company’s subsidiaries own or lease 70 affiliated hospitals with more than 11,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. More information about the Company can be found on its website at www.chs.net.

Media Contact:

Tomi Galin

Executive Vice President – Corporate Communications and Marketing

615-628-6607

Investor Contacts:
Kevin J. Hammons
President and Chief Financial Officer
615-465-7000
or
Anton Hie
Vice President – Investor Relations
615-465-7012

-MORE-